As filed with the Securities and Exchange Commission on December 13, 2016

                     Securities Act of File No. 333-213893

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           -------------------------
                                   FORM N-14

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          Pre-Effective Amendment No. 3

                          Post-Effective Amendment No.

                           -------------------------
                               AB CAP FUND, INC.
               (Exact Name of Registrant as Specified in Charter)

             1345 Avenue of the Americas, New York, New York 10105
               (Address of Principal Executive Office) (Zip Code)

              Registrant's Telephone Number, including Area Code:
                                 (800) 221-5672

                           -------------------------
                                EMILIE D. WRAPP
                             AllianceBernstein L.P.
                          1345 Avenue of the Americas
                            New York, New York 10105
                    (Name and address of agent for service)

                          Copies of communications to:
                                 Paul M. Miller
                                Seward & Kissel LLP
                                901 K Street, NW
                                   Suite 800
                             Washington, D.C. 20001


Approximate Date of Proposed Public Offering: As soon as practicable after this Registration Statement becomes effective.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

No filing fee is required because an indefinite number of shares has previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended.

                                EXPLANATORY NOTE

This Pre-Effective Amendment No. 3 to the Registration Statement on Form N-14 consists of a facing sheet and Part C to the Registration Statement (including signature page). This Pre-Effective Amendment incorporates by reference the information contained in Parts A and B of the initial Registration Statement on Form N-14 (File No. 333-213893) under the Securities Act of 1933, as filed with the Commission on September 30, 2016. This Pre-Effective Amendment is being filed for the sole purpose of delaying the effectiveness of the Registrant's previously filed initial Registration Statement filed on Form N-14 (File No. 333-213893) on September 30, 2016, subject to a prior delaying amendment on October 28, 2016, and a Pre-Effective Amendment No. 2 filed on November 2, 2016.

                                     PART C
                               OTHER INFORMATION

ITEM 15.  Indemnification

          It is the Registrant's policy to indemnify its directors and officers, employees and other agents to the maximum extent permitted by Section 2-418 of the General Corporation Law of the State of Maryland, which is incorporated by reference herein, and as set forth in Article EIGHTH of Registrant's Articles of Amendment and Restatement of Articles of Incorporation, filed as Exhibit (a) to Post-Effective Amendment No. 96 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on June 3, 2011, Article IX of the Registrant's Amended and Restated By-Laws filed as Exhibit (b) to Post-Effective Amendment No. 81 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on August 30, 2006 and Section 10(a) of the Distribution Services Agreement filed as Exhibit 6(a) to Post-Effective Amendment No. 63 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on January 30, 1998, as amended by Exhibit (e)(5) to Post-Effective Amendment No. 86 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 6, 2009, all as set forth below.

          The liability of the Registrant's directors and officers is dealt with in Article EIGHTH of Registrant's articles of Amendment and Restatement of Articles of Incorporation, as set forth below. The Adviser's liability for any loss suffered by the Registrant or its shareholders is set forth in Section 4 of the Investment Advisory Contract filed as Exhibit (d)(1) to Post-Effective Amendment No. 209 of Registrant's POS EX filing to the Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on March 31, 2016, as set forth below.

ARTICLE EIGHTH OF THE REGISTRANT'S ARTICLES OF AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION READS AS FOLLOWS:

          (1) To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

          (2) The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

          (3) The provisions of this Article EIGHTH shall be subject to the limitations of the Investment Company Act.

          (4) Neither the amendment nor repeal of this Article EIGHTH, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article EIGHTH, shall apply to or affect in any respect the applicability of the preceding sections of this Article EIGHTH with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE IX OF THE REGISTRANT'S AMENDED AND RESTATED BY-LAWS READS AS FOLLOWS:

          To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in any such capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in any such capacity. The Corporation may, with the approval of its Board of Directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The termination of any claim, action, suit or other proceeding involving any person, by judgment, settlement (whether with or without court approval) or conviction or upon a plea of guilty or nolo contendere, or its equivalent, shall not create a presumption that such person did not meet the standards of conduct required for indemnification or payment of expenses to be required or permitted under Maryland law, these Bylaws or the Charter. Any indemnification or advance of expenses made pursuant to this Article shall be subject to applicable requirements of the 1940 Act. The indemnification and payment of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment of expenses may be or may become entitled under any bylaw, regulation, insurance, agreement or otherwise.

          Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or Charter inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

SECTION 10(a) OF THE DISTRIBUTION SERVICES AGREEMENT READS AS FOLLOWS:

Section 10. Indemnification.

            (a) The Fund agrees to indemnify, defend and hold the Underwriter, and any person who controls the Underwriter within the meaning of Section 15 of the Securities Act of 1933, as amended (the "Securities Act"), free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Underwriter or any such controlling person may incur, under the Securities Act, or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Funds Registration Statement, Prospectus or Statement of Additional Information in effect from time to time under the Securities Act or arising out of or based upon any alleged omission to state a material fact required to be stated in any one thereof or necessary to make the statements in any one thereof not misleading; provided, however, that in no event shall anything herein contained be so construed as to protect the Underwriter against any liability to the Fund or its security holders to which the Underwriter would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the Underwriters reckless disregard of its obligations and duties under this Agreement. The Funds agreement to indemnify the Underwriter and any such controlling person as aforesaid is expressly conditioned upon the Funds being notified of the commencement of any action brought against the Underwriter or any such controlling person, such notification to be given by letter or by telegram addressed to the Fund at its principal office in New York, New York, and sent to the Fund by the person against whom such action is brought within ten days after the summons or other first legal process shall have been served. The failure to so notify the Fund of the commencement of any such action shall not relieve the Fund from any liability which it may have to the person against whom such action is brought by reason of any such alleged untrue statement or omission otherwise than on account of the indemnity agreement contained in this Section 10. The Fund will be entitled to assume the defense of any suit brought to enforce any such claim, and to retain counsel of good standing chosen by the Fund and approved by the Underwriter. In the event the Fund does not elect to assume the defense of any such suit and retain counsel of good standing approved by the Underwriter, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Fund does not elect to assume the defense of any such suit, or in case the Underwriter does not approve of counsel chosen by the Fund, the Fund will reimburse the Underwriter or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by the Underwriter or such persons. The indemnification agreement contained in this
                  Section 10 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Underwriter or any controlling person and shall survive the sale of any of the Funds shares made pursuant to subscriptions obtained by the Underwriter. This agreement of indemnity will inure exclusively to the benefit of the Underwriter, to the benefit of its successors and assigns, and to the benefit of any controlling persons and their successors and assigns. The Fund agrees promptly to notify the Underwriter of the commencement of any litigation or proceeding against the Fund in connection with the issue and sale of any of its shares.

SECTION 4 OF THE INVESTMENT ADVISORY CONTRACT READS AS FOLLOWS:

          4. We shall expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you shall not be liable hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, you against any liability to us or to our security holders to which you would otherwise be subject by reason of your reckless disregard of your obligations and duties hereunder.

          The foregoing summaries are qualified by the entire text of Registrant's articles of Restatement of Articles of Incorporation, Amended and Restated By-Laws, the Investment Advisory Contact between the Registrant and AllianceBernstein L.P. and the Distribution Services Agreement between the Registrant and ABI.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          In accordance with Release No. IC-11330 (September 2, 1980), the Registrant will indemnify its directors, officers, investment adviser and principal underwriters only if (1) a final decision on the merits was issued by the court or other body before whom the proceeding was brought that the person to be indemnified (the "indemnitee") was not liable by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office ("disabling conduct") or (2) a reasonable determination is made, based upon a review of the facts, that the indemnitee was not liable by reason of disabling conduct, by (a) the vote of a majority of a quorum of the directors who are neither "interested persons" of the Registrant as defined in section 2(a)(19) of the Investment Company Act of 1940 nor parties to the proceeding ("disinterested, non-party directors"), or (b) an independent legal counsel in a written opinion. The Registrant will advance attorneys fees or other expenses incurred by its directors, officers, investment adviser or principal underwriters in defending a proceeding, upon the undertaking by or on behalf of the indemnitee to repay the advance unless it is ultimately determined that he is entitled to indemnification and, as a condition to the advance, (1) the indemnitee shall provide a security for his undertaking, (2) the Registrant shall be insured against losses arising by reason of any lawful advances, or (3) a majority of a quorum of disinterested, non-party directors of the Registrant, or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

      The Registrant participates in a joint directors' liability insurance policy issued by the ICI Mutual Insurance Company. Under this policy, outside trustees and directors are covered up to the limits specified for any claim against them for acts committed in their capacities as trustee or director. A pro rata share of the premium for this coverage is charged to each participating investment company. In addition, the Adviser's liability insurance policy, which is issued by a number of underwriters, including Greenwich Insurance Company as primary underwriter, extends to officers of the Registrant and such officers are covered up to the limits specified for any claim against them for acts committed in their capacities as officers of the investment companies sponsored by the Adviser.

ITEM  16. Exhibits

      (1)         (a)   Articles of Amendment and Restatement of Articles of
                        Incorporation of the Registrant, dated May 11, 2011 and filed May 16, 2011 - Incorporated by reference to
                        Exhibit (a) to Post-Effective Amendment No. 96 of
                        Registrant's Registration Statement on Form N-1A (File
                        Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on June 3, 2011.

                  (b) Articles Supplementary to Articles of Incorporation of the Registrant, dated June 15, 2011 and filed June 17, 2011 - Incorporated by reference to Exhibit (a)(2) to Post-Effective Amendment No. 97 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on June 17, 2011.

                  (c) Articles Supplementary to Articles of Incorporation of the Registrant, dated September 21, 2011 and filed September 21, 2011 - Incorporated by reference to Exhibit (a)(3) to Post-Effective Amendment No. 105 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on September 22, 2011.

                  (d) Articles Supplementary to Articles of Incorporation of the Registrant, dated August 5, 2011 and filed August 8, 2011 - Incorporated by reference to Exhibit (a)(4) to Post-Effective Amendment No. 106 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on September 23, 2011.

                  (e) Articles Supplementary to Articles of Incorporation of the Registrant, dated November 30, 2011 and filed December 27, 2011 - Incorporated by reference to Exhibit
                        (a)(5) to Post-Effective Amendment No. 117 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on June 29, 2012.

                  (f) Articles Supplementary to Articles of Incorporation of the Registrant, dated November 21, 2012 and filed November 21, 2012 - Incorporated by reference to Exhibit
                        (a)(6) to Post-Effective Amendment No. 130 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on December 11, 2012.

                  (g) Articles Supplementary to Articles of Incorporation of the Registrant, dated February 6, 2014 and filed February 7, 2014 - Incorporated by reference to Exhibit
                        (a)(7) to Post-Effective Amendment No. 145 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on February 10, 2014.

                  (h) Articles Supplementary to Articles of Incorporation of the Registrant, dated November 7, 2013 and filed November 25, 2013 - Incorporated by reference to Exhibit
                        (a)(8) to Post-Effective Amendment No. 146 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on February 26, 2014.

                  (i) Articles of Amendment to Articles of Incorporation of the Registrant, dated March 17, 2014 and filed March 17, 2014 - Incorporated by reference to Exhibit (a)(9) to Post-Effective Amendment No. 149 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on March 17, 2014.

                  (j) Articles Supplementary to Articles of Incorporation of the Registrant, dated March 17, 2014 and filed March 17, 2014 - Incorporated by reference to Exhibit (a)(10) to Post-Effective Amendment No. 149 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on March 17, 2014.

                  (k) Articles Supplementary to Articles of Incorporation of the Registrant, dated May 27, 2014 and filed May 29, 2014 - Incorporated by reference to Exhibit (a)(11) of Post-Effective Amendment No. 153 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 30, 2014.

                  (l) Articles Supplementary to Articles of Incorporation of the Registrant, dated August 6, 2014 and filed August 7, 2014 - Incorporated by reference to Exhibit (a)(12) of Post-Effective Amendment No. 163 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on August 8, 2014.

                  (m) Articles Supplementary to Articles of Incorporation of the Registrant, dated August 6, 2014 and filed August 11, 2014 - Incorporated by reference to Exhibit (a)(13) of Post-Effective Amendment No. 166 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on August 13, 2014.

                  (n) Articles Supplementary to Articles of Incorporation of the Registrant, dated September 15, 2014 and filed September 18, 2014 - Incorporated by reference to Exhibit (a)(14) of Post-Effective Amendment No. 174 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 5, 2014.

                  (o) Articles of Amendment to Articles of Incorporation of the Registrant, dated November 7, 2014 and filed November 7, 2014 - Incorporated by reference to Exhibit
                        (a)(15) to Post-Effective Amendment No. 175 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 7, 2014.

                  (p) Articles Supplementary to Articles of Incorporation of the Registrant, dated November 7, 2014 and filed November 7, 2014 - Incorporated by reference to Exhibit
                        (a)(16) to Post-Effective Amendment No. 175 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 7, 2014.

                  (q) Articles of Amendment to the Articles of Incorporation of the Registrant effective February 5, 2015 and filed February 5, 2015 - Incorporated by reference to Exhibit
                        (a)(17) to Post-Effective Amendment No. 182 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on February 6, 2015.

                  (r) Articles of Amendment to the Articles of Incorporation of the Registrant effective January 5, 2015 and filed January 5, 2015 - Incorporated by reference to Exhibit
                        (a)(18) to Post-Effective Amendment No. 184 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

                  (s) Articles Supplementary to the Articles of Incorporation of the Registrant effective May 7, 2015 and filed May 7, 2015 - Incorporated by reference to Exhibit (a)(19) to Post-Effective Amendment No. 184 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

                  (t) Articles Supplementary to the Articles of Incorporation of the Registrant, dated June 24, 2015 and filed June 24, 2015 - Incorporated by reference to Exhibit (a)(20) to Post-Effective Amendment No. 185 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on June 24, 2015.

            (2) Amended and Restated By-Laws of the Registrant - Incorporated by reference to Exhibit (b) to Post-Effective Amendment No. 81 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on August 30, 2006.

            (3)   Voting Trust Agreements. - Not applicable.

            (4) Form of Agreement and Plan of Acquisition and Liquidation - filed as Appendix A to the Proxy Statement/Prospectus.

            (5) Instruments defining the rights of holders of the securities being registered - Not applicable.

            (6)   (a)   Investment Advisory Contract between the Registrant and
                        AllianceBernstein L.P., with respect to the AB Small Cap
                        Growth Portfolio, AB Emerging Markets Multi-Asset
                        Portfolio, AB Select US Equity Portfolio, AB All Market
                        Growth Portfolio, AB Select US Long/Short Portfolio, AB
                        Concentrated Growth Fund, AB Emerging Markets Growth
                        Portfolio, AB Global Core Equity Portfolio, AB Small Cap
                        Value Portfolio, AB All Market Income Portfolio, AB All
                        Market Alternative Return Portfolio, AB Concentrated
                        International Growth Portfolio, AB International
                        Strategic Core Portfolio, AB Emerging Markets Core
                        Portfolio and AB Asia ex-Japan Equity Portfolio, dated
                        July 22, 1992, as amended September 7, 2004, December
                        15, 2004, December 23, 2009, August 2, 2010, October 26,
                        2010, July 6, 2011, August 31, 2011, December 8, 2011,
                        December 15, 2011, September 27, 2012, December 12,
                        2012, March 1, 2014, October 22, 2014, November 12,
                        2014, December 3, 2014, December 18, 2014, March 4,
                        2015, April 15, 2015, July 1, 2015, July 29, 2015,
                        September 9, 2015 and December 3, 2015 - Incorporated by reference to Exhibit (d)(1) to Post-Effective Amendment
                        No. 209 of Registrant's POS EX filing to the
                        Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange
                        Commission on March 31, 2016.

                  (b) Investment Advisory Fee Waiver Agreement between the Registrant, on behalf of the AllianceBernstein Concentrated Growth Fund, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (d)(2) to Post-Effective Amendment No. 215 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 28, 2016.

                  (c) Investment Advisory Contract between the Registrant and AllianceBernstein L.P., with respect to AllianceBernstein Multi-Manager Alternative Strategies Fund, dated July 31, 2014 - Incorporated by reference to Exhibit (d)(2) to Post-Effective Amendment No. 160 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2014.

                  (d) Form of Subadvisory Agreement between AllianceBernstein L.P. and Chilton Investment Company LLC - Incorporated by reference to Exhibit (d)(3) to Post-Effective Amendment No. 160 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2014.

                  (e) Form of Subadvisory Agreement between AllianceBernstein L.P. and Impala Asset Management LLC - Incorporated by reference to Exhibit (d)(4) to Post-Effective Amendment No. 160 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2014.

                  (f) Form of Subadvisory Agreement between AllianceBernstein L.P. and Kynikos Associates LP - Incorporated by reference to Exhibit (d)(5) to Post-Effective Amendment No. 160 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2014.

                  (g) Form of Subadvisory Agreement between AllianceBernstein L.P. and Lyrical Asset Management LP - Incorporated by reference to Exhibit (d)(6) to Post-Effective Amendment No. 160 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2014.

                  (h) Form of Subadvisory Agreement between AllianceBernstein L.P. and Sirios Capital Management LP - Incorporated by reference to Exhibit (d)(7) to Post-Effective Amendment No. 160 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2014.

                  (i) Form of Subadvisory Agreement between AllianceBernstein L.P. and River Canyon Fund Management LLC - Incorporated by reference to Exhibit (d)(8) to Post-Effective Amendment No. 160 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2014.

                  (j) Form of Subadvisory Agreement between AllianceBernstein L.P. and First Pacific Advisors, LLC - Incorporated by reference to Exhibit (d)(9) to Post-Effective Amendment No. 160 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2014.

                  (k) Form of Subadvisory Agreement between AllianceBernstein L.P., on behalf of the AB Multi-Manager Alternative Strategies Fund, and Halcyon Liquid Strategies IC Management LP - Incorporated by reference to Exhibit
                        (d)(11) to Post-Effective Amendment No. 193 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on September 29, 2015.

                  (l) Form of Subadvisory Agreement between AllianceBernstein L.P. and CQS (US), LLC - Incorporated by reference to Exhibit (d)(11) to Post-Effective Amendment No. 160 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2014.

                  (m) Form of Subadvisory Agreement between AllianceBernstein L.P. and MPAM Credit Trading Partners LP - Incorporated by reference to Exhibit (d)(12) to Post-Effective Amendment No. 160 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2014.

                  (n) Form of Subadvisory Agreement between AllianceBernstein L.P. and Passport Capital, LLC - Incorporated by reference to Exhibit (d)(13) to Post-Effective Amendment No. 160 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2014.

                  (o) Form of Investment Advisory Contract between AllianceBernstein L.P. and AllianceBernstein Multi-Manager Alternative Strategies Fund (Cayman) Ltd.- Incorporated by reference to Exhibit (d)(14) to Post-Effective Amendment No. 162 of Registrant's POS EX filing to the Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on August 7, 2014.

                  (p) Form of Subadvisory Agreement between AllianceBernstein L.P. and Passport Capital, LLC - Incorporated by reference to Exhibit (d)(16) to Post-Effective Amendment No. 168 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on September 9, 2014.

                  (q) Form of Subadvisory Agreement between AllianceBernstein L.P. and Impala Asset Management LLC - Incorporated by reference to Exhibit (d)(17) to Post-Effective Amendment No. 168 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on September 9, 2014.

                  (r) Form of Subadvisory Agreement between AllianceBernstein L.P. and Lyrical Asset Management LP - Incorporated by reference to Exhibit (d)(18) to Post-Effective Amendment No. 168 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on September 9, 2014.

                  (s) Form of Subadvisory Agreement between AllianceBernstein L.P. and Sirios Capital Management LP - Incorporated by reference to Exhibit (d)(19) to Post-Effective Amendment No. 168 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on September 9, 2014.

                  (t) Form of Subadvisory Agreement between AllianceBernstein L.P. and Kynikos Associates LP - Incorporated by reference to Exhibit (d)(20) to Post-Effective Amendment No. 168 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on September 9, 2014.

                  (u) Form of Advisory Contract between the Registrant, on behalf of AllianceBernstein Long/Short Multi-Manager Fund, and AllianceBernstein L.P., dated September 30, 2014 - Incorporated by reference to Exhibit (d)(21) to Post-Effective Amendment No. 168 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on September 9, 2014.

                  (v) Form of Subadvisory Agreement between AllianceBernstein L.P. and Chilton Investment Company LLC - Incorporated by reference to Exhibit (d)(22) to Post-Effective Amendment No. 169 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on September 26, 2014.

                  (w) Investment Advisory Contract between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select Retirement Allocation Fund, AllianceBernstein Multi-Manager Select 2010 Fund, AllianceBernstein Multi-Manager Select 2015 Fund, AllianceBernstein Multi-Manager Select 2020 Fund, AllianceBernstein Multi-Manager Select 2025 Fund, AllianceBernstein Multi-Manager Select 2030 Fund, AllianceBernstein Multi-Manager Select 2035 Fund, AllianceBernstein Multi-Manager Select 2040 Fund, AllianceBernstein Multi-Manager Select 2045 Fund, AllianceBernstein Multi-Manager Select 2050 Fund, AllianceBernstein Multi-Manager Select 2055 Fund, and AllianceBernstein L.P., dated December 18, 2014 - Incorporated by reference to Exhibit (d)(23) to Post-Effective Amendment No. 184 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

                  (x) Sub-Advisory Agreement dated December 15, 2014 between AllianceBernstein L.P., on behalf of the AllianceBernstein Multi-Manager Select Retirement Allocation Fund, AllianceBernstein Multi-Manager Select 2010 Fund, AllianceBernstein Multi-Manager Select 2015 Fund, AllianceBernstein Multi-Manager Select 2020 Fund, AllianceBernstein Multi-Manager Select 2025 Fund, AllianceBernstein Multi-Manager Select 2030 Fund, AllianceBernstein Multi-Manager Select 2035 Fund, AllianceBernstein Multi-Manager Select 2040 Fund, AllianceBernstein Multi-Manager Select 2045 Fund, AllianceBernstein Multi-Manager Select 2050 Fund, AllianceBernstein Multi-Manager Select 2055 Fund, and Morningstar Associates, LLC - Incorporated by reference to Exhibit (d)(24) to Post-Effective Amendment No. 201 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 30, 2015.

            (7)   (a)   Distribution Services Agreement between the Registrant
                        and AllianceBernstein Investments, Inc. (formerly known as Alliance Fund Distributors, Inc.), dated July 22,
                        1992 - Incorporated by reference to Exhibit 6(a) to
                        Post-Effective Amendment No. 63 of Registrant's
                        Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange
                        Commission on January 30, 1998.

                  (b) Amendment to Distribution Services Agreement between the Registrant and AllianceBernstein Investments, Inc. (formerly known as Alliance Fund Distributors, Inc.) dated July 19, 1996 - Incorporated by reference to
                        Exhibit 6 to Post-Effective Amendment No. 61 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on February 3, 1997.

                  (c) Amendment to Distribution Services Agreement between the Registrant and AllianceBernstein Investments, Inc. (formerly known as AllianceBernstein Investment Research and Management, Inc.), dated March 1, 2005 - Incorporated by reference to Exhibit (e)(3) to Post-Effective Amendment No. 215 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 28, 2016.

                  (d) Amendment to Distribution Services Agreement between the Registrant and AllianceBernstein Investments, Inc., dated June 14, 2006 - Incorporated by reference to Exhibit (e)(4) to Post-Effective Amendment No. 82 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 31, 2006.

                  (e) Distribution Services Agreement between the Registrant and AllianceBernstein Investments, Inc. (formerly known as Alliance Fund Distributors, Inc.), dated July 22, 1992, as amended as of April 30, 1993 - Incorporated by reference to Exhibit (e)(5) to Post-Effective Amendment No. 86 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 6, 2009.

                  (f) Amendment to Distribution Services Agreement, dated as of August 4, 2011 between Registrant and AllianceBernstein Investments, Inc. - Incorporated by reference to Exhibit (e)(6) to Post-Effective Amendment No. 117 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on June 29, 2012.

                  (g) Form of Selected Dealer Agreement between AllianceBernstein Investments, Inc. and selected dealers offering shares of the Registrant - Incorporated by reference to Exhibit (e)(6) to Post-Effective Amendment No. 39 of the Registration Statement on Form N-1A of AllianceBernstein Large Cap Growth Fund, Inc. (File Nos. 33-49530 and 811-06730), filed with the Securities and Exchange Commission on October 15, 2009.

                  (h) Form of Selected Agent Agreement between AllianceBernstein Investments, Inc. (formerly known as AllianceBernstein Investment Research and Management, Inc.) and selected agents making available shares of the Registrant - Incorporated by reference to Exhibit (e)(4) to Post-Effective Amendment No. 34 of the Registration Statement on Form N-1A of AllianceBernstein Municipal Income Fund, Inc. (File Nos. 33-7812 and 811-04791), filed with the Securities and Exchange Commission on January 28, 2005.

                  (i) Selected Dealer Agreement between AllianceBernstein Investments, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated making available shares of the Registrant effective April 30, 2009 - Incorporated by reference to Exhibit (e)(8) to Post-Effective Amendment No. 39 of the Registration Statement on Form N-1A of AllianceBernstein Large Cap Growth Fund, Inc. (File Nos. 33-49530 and 811-06730), filed with the Securities and Exchange Commission on October 15, 2009.

                  (j) Load Fund Operating Agreement between AllianceBernstein Investments, Inc. and Charles Schwab & Co., Inc. making available shares of the Registrant, dated as of June 1, 2007 - Incorporated by reference to Exhibit (e)(9) to Post-Effective Amendment No. 39 of the Registration Statement on Form N-1A of AllianceBernstein Large Cap Growth Fund, Inc. (File Nos. 33-49530 and 811-06730), filed with the Securities and Exchange Commission on October 15, 2009.

                  (k) Cooperation Agreement between AllianceBernstein Investments, Inc. (formerly known as AllianceBernstein Research and Management, Inc.) and UBS AG, dated November 1, 2005 - Incorporated by reference to Exhibit
                        (e)(10) to Post-Effective Amendment No. 39 of the Registration Statement on Form N-1A of AllianceBernstein Large Cap Growth Fund, Inc. (File Nos. 33-49530 and 811-06730), filed with the Securities and Exchange Commission on October 15, 2009.

                  (l) Amendment to Distribution Services Agreement between the Registrant and AllianceBernstein Investments, Inc. (formerly known as AllianceBernstein Investment Research and Management, Inc.), amended as of August 9, 2013 - Incorporated by reference to Exhibit (e)(12) to Post-Effective Amendment No. 147 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on February 28, 2014.

                  (m) Amendment to Distribution Services Agreement between the Registrant and AllianceBernstein Investments, Inc. (formerly known as AllianceBernstein Investment Research and Management, Inc.) amended as of April 15, 2015 - Incorporated by reference to Exhibit (e)(13) to Post-Effective Amendment No. 195 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 30, 2015.

                  (n) Amendment to Distribution Service Agreement between the Registrant and AllianceBernstein Investments, Inc. (formerly known as AllianceBernstein Investment Research and Management, Inc.), amended as of July 29, 2015 -Incorporated by reference to Exhibit (e)(14) to Post-Effective Amendment No. 210 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2016.

                  (o) Amendment to Distribution Service Agreement between the Registrant and AllianceBernstein Investments, Inc. (formerly known as AllianceBernstein Investment Research and Management, Inc.), amended as of September 9, 2015 - Incorporated by reference to Exhibit (e)(15) to Post-Effective Amendment No. 210 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2016.

                  (p) Amendment to Distribution Service Agreement between the Registrant and AllianceBernstein Investments, Inc. (formerly known as AllianceBernstein Investment Research and Management, Inc.), amended as of December 3, 2015 - Incorporated by reference to Exhibit (e)(16) to Post-Effective Amendment No. 210 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2016.

            (8) Bonus, profit sharing, pension or other similar contracts or arrangements. - Not applicable.

            (9)   (a)   Master Custodian Agreement between the Registrant and
                        State Street Bank and Trust Company, effective August 3,
                        2009 - Incorporated by reference to Exhibit (g) to
                        Post-Effective Amendment No. 51 of the Registration
                        Statement on Form N-1A of AllianceBernstein Variable
                        Products Series Fund, Inc. (File Nos. 33-18647 and
                        811-05398), filed with the Securities and Exchange
                        Commission on April 29, 2010.

                  (b) Amendment to Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, regarding the AllianceBernstein International Discovery Equity Portfolio, effective October 15, 2010 - Incorporated by reference to Exhibit (g)(2) to Post-Effective Amendment No. 92 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 25, 2010.

                  (c) Form of Novation and Amendment Agreement to Custodian Agreement effective September 14, 2009 between the Registrant, on behalf of AllianceBernstein Emerging Markets Multi-Asset Portfolio, AllianceBernstein Dynamic All Market Fund and AllianceBernstein Dynamic All Market Plus Fund, and Brown Brothers Harriman & Co. - Incorporated by reference to Exhibit (g)(3) to Post-Effective Amendment No. 117 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on June 29, 2012.

                  (d) Form of Novation and Amendment Agreement to Custodian Agreement dated, as of December 5, 2011 between the Registrant, on behalf of AllianceBernstein Emerging Markets Multi-Asset Portfolio, AllianceBernstein Dynamic All Market Fund, AllianceBernstein Dynamic All Market Plus Fund and AllianceBernstein Select US Equity Portfolio, and Brown Brothers Harriman & Co. - Incorporated by reference to Exhibit (g)(4) to Post-Effective Amendment No. 117 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on June 29, 2012.

                  (e) Amendment to Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, regarding the AllianceBernstein International Focus 40 Portfolio, effective July 1, 2011 - Incorporated by reference to Exhibit (g)(5) to Post-Effective Amendment No. 119 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 30, 2012.

                  (f) Form of Amendment to Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, regarding the AllianceBernstein Emerging Markets Equity Portfolio, dated October 12, 2012 - Incorporated by reference to Exhibit (g)(6) to Post-Effective Amendment No. 122 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 12, 2012.

                  (g) Amendment to Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, regarding the AllianceBernstein Select US Long/Short Portfolio, dated December 6, 2012 - Incorporated by reference to Exhibit (g)(7) to Post-Effective Amendment No. 215 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 28, 2016.

                  (h) Form of Amendment to Services Agreement between each Fund set forth on Schedule A to the Agreement and State Street Bank and Trust Company - Incorporated by reference to Exhibit (g)(8) to Post-Effective Amendment No. 160 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2014.

                  (i) Form of Investment Analytics Agreement between the Registrant and State Street Bank and Trust Company - Incorporated by reference to Exhibit (g)(9) to Post-Effective Amendment No. 160 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2014.

                  (j) Form of Derivative Calculation Services Agreement between the Registrant and State Street Bank and Trust Company Incorporated by reference to Exhibit (g)(10) to Post-Effective Amendment No. 160 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2014.

                  (k) Form of Securities Lending and Services Agreement between the Registrant and State Street Bank and Trust Company - Incorporated by reference to Exhibit (g)(11) to Post-Effective Amendment No. 160 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2014.

                  (l) Form of Amendment to Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, regarding the AllianceBernstein Concentrated Growth Fund, dated March 3, 2014 - Incorporated by reference to Exhibit (g)(12) to Post-Effective Amendment No. 175 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 7, 2014.

                  (m) Form of Amendment to Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, regarding the AllianceBernstein Multi-Manager Alternative Strategies Fund, dated July 31, 2014 - Incorporated by reference to Exhibit (g)(13) to Post-Effective Amendment No. 175 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 7, 2014.

                  (n) Form of Amendment to Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, regarding the AllianceBernstein Long/Short Multi-Manager Fund, dated September 30, 2014 - Incorporated by reference to Exhibit (g)(14) to Post-Effective Amendment No. 175 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 7, 2014.

                  (o) Form of Amendment to Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, regarding the AllianceBernstein All Market Alternative Return Portfolio - Incorporated by reference to Exhibit
                        (g)(15) to Post-Effective Amendment No. 175 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 7, 2014.

                  (p) Amendment to Master Custodian Agreement, dated April 15, 2015, between the Registrant and State Street Bank and Trust Company, regarding the AB Concentrated International Growth Portfolio - Incorporated by reference to Exhibit (g)(16) to Post-Effective Amendment No. 197 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 30, 2015.

                  (q) Amendment to Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, regarding the AllianceBernstein Multi-Manager Select Retirement Allocation Fund, AllianceBernstein Multi-Manager Select 2010 Fund, AllianceBernstein Multi-Manager Select 2015 Fund, AllianceBernstein Multi-Manager Select 2020 Fund, AllianceBernstein Multi-Manager Select 2025 Fund, AllianceBernstein Multi-Manager Select 2030 Fund, AllianceBernstein Multi-Manager Select 2035 Fund, AllianceBernstein Multi-Manager Select 2040 Fund, AllianceBernstein Multi-Manager Select 2045 Fund, AllianceBernstein Multi-Manager Select 2050 Fund, AllianceBernstein Multi-Manager Select 2055 Fund, dated December 15, 2014
                        - Incorporated by reference to Exhibit (g)(17) to Post-Effective Amendment No. 184 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

                  (r) Form of Amendment to Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, regarding the AB International Strategic Core Portfolio
                        - Incorporated by reference to Exhibit (g)(18) to Post-Effective Amendment No. 184 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

                  (s)   Novation and Amendment Agreement, between the
                        Registrant and Brown Brothers Harriman & Co., regarding the AB Global Core Equity Portfolio, AB Emerging Markets Growth Portfolio, AB Emerging Markets Core Portfolio, AB International Strategic Core Portfolio and AB Asia ex-Japan Portfolio - Incorporated by reference to Exhibit (g)(19) to Post-Effective Amendment No. 215 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 28, 2016.

            (10)  (a)   Rule 12b-1 Plan - See Exhibit (7)(a) hereto.

                  (b) Amended and Restated Rule 18f-3 Plan, dated August 9, 2013 - Incorporated by reference to Exhibit (n) to Post-Effective Amendment No. 163 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on August 8, 2014.

            (11) Opinion and Consent of Seward & Kissel LLP regarding the legality of securities being registered - Incorporated by reference to Exhibit (11) to the Registrant's Registration Statement on Form N-14 (File No. 333-213893), filed with the Securities and Exchange Commission on September 30, 2016.

            (12) Opinion and Consent of Seward & Kissel LLP as to Tax matters - To be filed by amendment.

            (13)  (a)   Transfer Agency Agreement between the Registrant and
                        AllianceBernstein Investor Services, Inc. (formerly known as Alliance Fund Services, Inc.), dated November
                        17, 1988 - Incorporated by reference to Exhibit 9 to
                        Post-Effective Amendment No. 63 of Registrant's
                        Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange
                        Commission on January 30, 1998.

                  (b) Amendment to Transfer Agency Agreement between the Registrant and AllianceBernstein Investor Services, Inc.
                        - Incorporated by reference to Exhibit (h)(2) to Post-Effective Amendment No. 215 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 28, 2016.

                  (c) Form of Expense Limitation Agreement, dated July 6, 2011 between the Registrant, on behalf of AllianceBernstein International Focus 40 Portfolio, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(3) to Post-Effective Amendment No. 99 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 6, 2011.

                  (d) Form of Expense Limitation Agreement, dated October 26, 2010 between the Registrant, on behalf of the AllianceBernstein International Discovery Equity Portfolio, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(4) to Post-Effective Amendment No. 117 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on June 29, 2012.

                  (e) Form of Expense Limitation Agreement, dated August 31, 2011 between the Registrant, on behalf of the AllianceBernstein Emerging Markets Multi-Asset Portfolio, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(5) to Post-Effective Amendment No. 117 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on June 29, 2012.

                  (f) Form of Expense Limitation Agreement, dated December 8, 2011 between the Registrant, on behalf of the AllianceBernstein Select US Equity Portfolio, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(6) to Post-Effective Amendment No. 117 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on June 29, 2012.

                  (g) Form of Expense Limitation Agreement, dated December 15, 2011 between the Registrant, on behalf of the AB All Market Growth Portfolio (formerly, AllianceBernstein Dynamic All Market Fund), and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(7) to Post-Effective Amendment No. 117 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on June 29, 2012.

                  (h) Expense Limitation Agreement, dated September 27, 2012, between the Registrant, on behalf of the AllianceBernstein Emerging Markets Equity Portfolio, and AllianceBernstein, L.P. - Incorporated by reference to Exhibit (h)(8) to Post-Effective Amendment No. 134 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on June 27, 2013.

                  (i) Form of Expense Limitation Agreement, dated December 6, 2012, between the Registrant, on behalf of the AllianceBernstein Select US Long/Short Portfolio, and AllianceBernstein, L.P. - Incorporated by reference to Exhibit (h)(9) to Post-Effective Amendment No. 130 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on December 11, 2012.

                  (j) Expense Limitation Agreement, dated March 1, 2014, between the Registrant, on behalf of the AllianceBernstein Concentrated Growth Fund, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(10) to Post-Effective Amendment No.195 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 30, 2015.

                  (k) Form of Expense Limitation Agreement, between the Registrant, on behalf of the AllianceBernstein Emerging Markets Core Portfolio, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(11) to Post-Effective Amendment No. 149 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on March 17, 2014.

                  (l) Expense Limitation Agreement, dated October 22, 2014, between the Registrant, on behalf of the AllianceBernstein Emerging Markets Growth Portfolio, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(12) to Post-Effective Amendment No.196 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 30, 2015.

                  (m) Form of Expense Limitation Agreement, between the Registrant, on behalf of the AllianceBernstein Mid Cap Growth Portfolio, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(13) to Post-Effective Amendment No. 149 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on March 17, 2014.

                  (n) Form of Expense Limitation Agreement between the Registrant, on behalf of the AllianceBernstein Multi-Manager Alternative Strategies Fund, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(5) to Post-Effective Amendment No. 160 of Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2014.

                  (o) Form of Expense Limitation Agreement between the Registrant, on behalf of the AllianceBernstein Long/Short Multi-Manager Fund, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(17) to Post-Effective Amendment No. 168 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on September 9, 2014.

                  (p) Expense Limitation Undertaking, dated October 31, 2014, between the Registrant, on behalf of AllianceBernstein Market Neutral Strategy-U.S., and AllianceBernstein L.P.
                        - Incorporated by reference to Exhibit (h)(18) to Post-Effective Amendment No. 173 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 31, 2014.

                  (q) Expense Limitation Agreement, dated April 15, 2015, between the Registrant, on behalf of AB Concentrated International Growth Portfolio, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(19) to Post-Effective Amendment No. 197 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 30, 2015.

                  (r) Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select Retirement Allocation Fund, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(21) to Post-Effective Amendment No. 184 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

                  (s) Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select 2010 Fund, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(22) to Post-Effective Amendment No. 184 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

                  (t) Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select 2015 Fund, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(23) to Post-Effective Amendment No. 184 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

                  (u) Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select 2020 Fund, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(24) to Post-Effective Amendment No. 184 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

                  (v) Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select 2025 Fund, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(25) to Post-Effective Amendment No. 184 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

                  (w) Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select 2030 Fund, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(26) to Post-Effective Amendment No. 184 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

                  (x) Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select 2035 Fund, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(27) to Post-Effective Amendment No. 184 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

                  (y) Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select 2040 Fund, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(28) to Post-Effective Amendment No. 184 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

                  (z) Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select 2045 Fund, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(29) to Post-Effective Amendment No. 184 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

                  (aa) Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select 2050 Fund, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(30) to Post-Effective Amendment No. 184 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

                  (bb) Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select 2055 Fund, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(31) to Post-Effective Amendment No. 184 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

                  (cc) Expense Limitation Agreement, between the Registrant, on behalf of AB International Strategic Core Portfolio, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(37) to Post-Effective Amendment No. 215 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 28, 2016.

                  (dd) Expense Limitation Agreement, dated November 1, 2014, between the Registrant, on behalf of the AB Select US Equity Portfolio, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(33) to Post-Effective Amendment No.195 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 30, 2015.

                  (ee) Expense Limitation Agreement, dated November 1, 2014, between the Registrant, on behalf of the AllianceBernstein Select US Long/Short Portfolio, and AllianceBernstein, L.P. - Incorporated by reference to Exhibit (h)(34) to Post-Effective Amendment No.195 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 30, 2015.

                  (ff) Expense Limitation Agreement, dated November 12, 2014, between the Registrant, on behalf of AllianceBernstein Global Core Equity Portfolio, and AllianceBernstein L.P.
                        - Incorporated by reference to Exhibit (h)(35) to Post-Effective Amendment No.195 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 30, 2015.

                  (gg) Expense Limitation Undertaking, dated December 8, 2014, between the Registrant, on behalf of the AB Select US Equity Portfolio, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(36) to Post-Effective Amendment No.195 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 30, 2015.

                  (hh) Expense Limitation Undertaking, dated October 30, 2015, between the Registrant, on behalf of the AB Select US Long/Short Portfolio, and AllianceBernstein, L.P. - Incorporated by reference to Exhibit (h)(37) to Post-Effective Amendment No.195 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 30, 2015.

                  (ii) Form of Expense Limitation Agreement, between the Registrant, on behalf of the AB Asia ex-Japan Equity Portfolio and AllianceBernstein, L.P. -Incorporated by reference to Exhibit (h)(37) to Post-Effective Amendment No. 202 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on December 3, 2015.

                  (jj) Expense Limitation Agreement, dated March 4, 2015, between the Registrant, on behalf of AB All Market Alternative Return Portfolio, and AllianceBernstein L.P.
                        - Incorporated by reference to Exhibit (h)(37) to Post-Effective Amendment No. 205 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission February 29, 2016.

                  (kk) Expense Limitation Agreement, dated December 3, 2014, between the Registrant, on behalf of the AllianceBernstein Small Cap Value Portfolio, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(37) to Post-Effective Amendment No. 206 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission February 29, 2016.

                  (ll) Expense Limitation Agreement, dated December 18, 2014, between the Registrant, on behalf of the AllianceBernstein All Market Income Portfolio, and AllianceBernstein, L.P. - Incorporated by reference to Exhibit (h)(38) to Post-Effective Amendment No. 206 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission February 29, 2016.

                  (mm) Acquired Fund Fee Waiver Agreement, dated December 18, 2014, between the Registrant, on behalf of the AllianceBernstein All Market Income Portfolio, and AllianceBernstein, L.P. Incorporated by reference to Exhibit (h)(38) to Post-Effective Amendment No. 206 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission February 29, 2016.

                  (nn) Expense Limitation Undertaking, dated October 30, 2015, between the Registrant, on behalf of the AB Concentrated Growth Fund, and AllianceBernstein, L.P. - Incorporated by reference to Exhibit (h)(38) to Post-Effective Amendment No. 215 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 28, 2016.

                  (oo) Expense Limitation Agreement, dated September 9, 2015, between the Registrant, on behalf of the AB Emerging Markets Core Portfolio, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(38) to Post-Effective Amendment No. 216 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 28, 2016.

            (14) Consent of Independent Registered Public Accounting Firm - Incorporated by reference to Exhibit (14) to the Registrant's Registration Statement on Form N-14 (File No. 333-213893), filed with the Securities and Exchange Commission on September 30, 2016.

            (15) Financial statements omitted pursuant to Item 14(a)(1). - Not applicable.

            (16) Powers of Attorney for: John H. Dobkin, Michael J. Downey, William H. Foulk, Jr., D. James Guzy, Nancy P. Jacklin, Robert
                  M. Keith, Carol C. McMullen, Garry L. Moody, Marshall C. Turner, Jr. and Earl D. Weiner - Filed herewith.

            (17)  Additional Exhibits - Not Applicable.

ITEM 17. Undertakings.

     (1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act 17 CFR 230.145(c), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

     (3) The undersigned registrant undertakes to file a post-effective amendment to this registration statement upon the closing of the Acquisition described in this registration statement that contains an opinion of counsel supporting the tax matters discussed in this registration statement.

                                   SIGNATURES
                                   ----------
          As required by the Securities Act of 1933, as amended, this Registration Statement has been signed on behalf of the Registrant, in the City of New York and the State of New York, on the 13th day of December, 2016.

                                                   AB CAP FUND, INC.

                                                   By: Robert M. Keith*
                                                       ---------------------
                                                       Robert M. Keith
                                                       President


       As required by the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     Signature                        Title                 Date
     ---------                        -----                 ----

(1) Principal Executive Officer:

     Robert M. Keith*                 President and         December 13, 2016
     --------------------------       Chief Executive
     Robert M. Keith                  Officer


(2)  Principal Financial and
     Accounting Officer:

     /s/ Joseph J. Mantineo           Treasurer             December 13, 2016
     --------------------------       and Chief
         Joseph J. Mantineo           Financial Officer


(3) All of the Directors:

     John H. Dobkin*
     Michael J. Downey*
     William H. Foulk, Jr.*
     D. James Guzy*
     Nancy P. Jacklin*
     Robert M. Keith*
     Carol C. McMullen*
     Garry L. Moody*
     Marshall C. Turner, Jr.*
     Earl D. Weiner*


     *By: /s/ Eric C. Freed                                 December 13, 2016
          ---------------------
          Eric C. Freed
          (Attorney-in-fact)

                                    INDEX TO EXHIBITS
                                    -----------------

Exhibit No.        Description of Exhibits
------------       -----------------------

(16)               Powers of Attorney